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                                                                     EXHIBIT 5.1

                     [CHRISMAN BYNUM & JOHNSON LETTERHEAD]

Eldorado Artesian Springs, Inc.
294 Artesian Drive
Eldorado Springs, Colorado 80225

Re:      Registration Statement on Form SB-2

Gentlemen:

We have acted as counsel to Eldorado Artesian Springs, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form SB-2 (the "Registration Statement") registering under the Securities Act of 1933, as amended, an aggregate of 1,000,000 Units with each Unit comprised of one (1) share of Series A Preferred Stock , convertible into one (1) share of the Common Stock of the Company, and one (1), 3-year warrant to purchase one (1) share of the Common Stock of the Company at $6.00 per share (the "Units"). As such, we have examined the Registration Statement, the Company's Amended and Restated Articles of Incorporation and Bylaws (as amended), and minutes of meetings of the Company's Board of Directors.

Based upon the foregoing, and assuming that the Units will be sold in accordance with the Registration Statement at a time when effective, we are of the opinion that, upon issuance of the Units according to the Registration Statement and receipt of the consideration to be paid for the Units, the shares of Series A Preferred Stock included in the Units will be validly issued, fully paid and nonassessable shares of preferred stock of the Company and the warrants included in the Units will be validly issued.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus which is made a part of the Registration Statement.

Sincerely,

CHRISMAN, BYNUM & JOHNSON, P.C.